                                                                    EXHIBIT 99.2




                            ZOLL Medical Corporation

              Supplemental Condensed Combined Financial Statements

                Nine Months Ended July 3, 1999 and June 27, 1998

                                  (unaudited)


                                    CONTENTS

Supplemental Condensed Combined Balance Sheets (unaudited)................    28
Supplemental Condensed Combined Income Statements (unaudited).............    29
Supplemental Condensed Combined Statement of Cash Flows (unaudited).......    30
Notes to Unaudited Supplemental Condensed Combined Financial Statements...    31
Management's Discussion and Analysis......................................    32

                            ZOLL Medical Corporation
                 Supplemental Condensed Combined Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                                          JULY 3         SEPT 26
                                                                           1999            1998
                                                                         -------         -------
                                         ASSETS
Current assets:
   Cash and cash equivalents                                             $ 1,012         $ 5,521
   Accounts receivable, less allowance of $1,197 at July 3, 1999
     and $940 at September 26, 1998                                       22,029          14,630
   Inventories:
     Raw materials                                                         5,006           3,990
     Work-in-process                                                       2,418           1,735
     Finished goods                                                        3,711           3,680
                                                                         -------         -------
                                                                          11,135           9,405
   Prepaid expenses and other current assets                               2,041           3,257
                                                                         -------         -------
Total current assets                                                      36,217          32,813
Property and equipment, as cost:
   Land and building                                                       3,432           1,032
   Machinery and equipment                                                15,099          13,210
   Construction in progress                                                  805           1,315
   Tooling                                                                 2,635           1,806
   Furniture and fixtures                                                    880             712
   Leasehold improvements                                                    737             737
                                                                         -------         -------
                                                                          23,588          18,812
   Less accumulated depreciation                                          10,134           8,187
                                                                         -------         -------
   Net property and equipment                                             13,454          10,625
Other assets, net                                                          3,467           3,218
                                                                         -------         -------
                                                                         $53,138         $46,656
                                                                         =======         =======

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Credit line                                                           $   836         $ 2,902
   Accounts payable                                                        5,265           7,724
   Accrued expenses and other liabilities                                  6,357              --
   Current maturities of long-term debt                                      324             116
   Deferred revenue                                                          261             393
                                                                         -------         -------
   Total current liabilities                                              13,043          11,135
Deferred income taxes                                                        288             288
Long-term debt                                                             2,143             446
Commitments and contingencies                                                 --              --
Stockholders' equity
   Preferred stock, $.01 par value, authorized 1,000 shares,
     non issued and outstanding
   Common stock, $.02 par value, authorized 19,000 shares, 6,640 and
     6,602 issued and outstanding at July 3, 1999 and September 26,
     1998, respectively                                                      132             132
   Capital in excess of par value                                         20,993          20,683
   Retained earnings                                                      16,539          13,972
                                                                         -------         -------
Total stockholders' equity                                                37,664          34,787
                                                                         -------         -------
                                                                         $53,138         $46,656
                                                                         =======         =======

See notes to unaudited supplemental condensed combined financial statements.

                            ZOLL Medical Corporation
               Supplemental Condensed Combined Income Statements
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                                             NINE MONTHS ENDED
                                                                         -------------------------
                                                                          JULY 3           JUNE 27
                                                                           1999             1998
                                                                         --------         --------
Net sales                                                                $ 54,809         $ 40,699
Cost of goods sold                                                         22,469           17,096
                                                                         --------         --------

Gross profit                                                               32,340           23,603
Expenses:
   Selling and marketing                                                   17,409           14,068
   General and administrative                                               5,473            4,583
   Research and development                                                 5,226            5,093
                                                                         --------         --------
Total expenses                                                             28,108           23,744
                                                                         --------         --------

Income (loss) from operations                                               4,232             (141)
Investment and other income                                                   126              370
Interest expense                                                               93               54
                                                                         --------         --------

Income before income taxes                                                  4,265              175
Provision (benefit) for income taxes                                        1,093             (143)
                                                                         --------         --------
Net income                                                               $  3,172         $    318
                                                                         ========         ========

Basic earnings per common share                                          $    .48         $   0.05

Weighted average common shares outstanding                                  6,640            6,602

Diluted earnings per common and common equivalent share                  $   0.46         $   0.05

Weighted average common and common equivalent shares outstanding            6,825            6,614



See notes to unaudited supplemental condensed combined financial statements.

                            ZOLL Medical Corporation
            Supplemental Condensed Combined Statements of Cash Flows
                                 (in thousands)
                                   (unaudited)


                                                                        NINE MONTHS ENDED
                                                                    --------------------------
                                                                     JULY 3           JUNE 27
                                                                      1999              1998
                                                                    --------          --------
Operating activities:
   Net income                                                       $  3,172          $    318

Charges not affecting cash:
   Depreciation and amortization                                       2,153             1,185
   Accounts receivable allowances                                         81                13
   Issuance of common stock for services                                  --                49
Changes in assets and liabilities:
   Accounts receivable                                                (7,503)            3,554
   Inventories                                                        (1,730)           (1,052)
   Prepaid expense and other current assets                            1,239               120
   Accounts payable and accrued expenses                                 997              (839)
   Deferred revenue                                                     (133)               66
                                                                    --------          --------
Cash provided by (used for) operating activities                      (1,724)            3,414

Investing activities:
   Additions to property and equipment                                (3,076)           (2,863)
   Investment in marketable securities                                    --                --
   Redemption of marketable securities                                    --               278
   Other assets                                                         (108)              (63)
                                                                    --------          --------
Cash used for investing activities                                    (3,184)           (2,648)

Financing activities:
   Distributions to stockholders                                      (1,154)             (191)
   Contributions from stockholders                                       550                --
   Exercise of stock options, including income tax benefits              310                --
   Proceeds from credit line                                             836                --
   Repayment of long-term debt                                          (143)              (99)
                                                                    --------          --------
Cash provided by (used for) financing activities                         399              (290)
                                                                    --------          --------

Net increase (decrease) in cash                                       (4,509)              476
Cash and cash equivalents at beginning of year                         5,521             9,916
                                                                    --------          --------
Cash and cash equivalents at end of year                            $  1,012          $ 10,392
                                                                    ========          ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year:
     Income taxes                                                   $    390          $  1,002
     Interest                                                             93                54

During 1999, Pinpoint acquired an office building for approximately $2,400,000 of which approximately $1,800,000 was financed through its bank.

See notes to unaudited supplemental condensed combined financial statements.

                            ZOLL MEDICAL CORPORATION
    NOTES TO UNAUDITED SUPPLEMENTAL CONDENSED COMBINED FINANCIAL STATEMENTS



1. The Supplemental Condensed Combined Balance Sheet as of July 3, 1999, the Supplemental Condensed Combined Income Statements for the nine months ended July 3, 1999 and June 27, 1998, and the Supplemental Condensed Combined Statements of Cash Flows for the nine months ended July 3, 1999 and June 27, 1998 are unaudited, but in the opinion of management include all adjustments, consisting of normal recurring items, necessary for a fair presentation of results for these interim periods. The results for the interim periods are not necessarily indicative of results to be expected for the entire year.

2. In June 1997, the FASB issued Statement No. 131 (FAS 131) "Disclosures About Segments of an Enterprise and Related Information." FAS 131 establishes standards for the way that public companies report information about operating segments in financial statements. This Statement supercedes Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirements to report information about major customers. The Statement is effective for fiscal years beginning after December 15, 1997. However, application to interim financial statements during the initial year of adoption is not required. The Company does not believe that the adoption of this Statement will have a material impact on the Company's financial statements.

3. The shares used for calculating basic earnings per common share were the average shares outstanding and the shares used for calculating diluted earnings per share were the average shares outstanding and the dilutive effect of stock options.

4. The information contained in the interim financial statements should be read in conjunction with the Company's audited supplemental financial statements, included in its Current Report on Form 8-K/A dated December 28, 1999 filed with the Securities and Exchange Commission.

5. On October 15, 1999, the Company acquired Pinpoint Technologies, Inc. (Pinpoint) in a business combination accounted for as a pooling of interests. Pinpoint, which creates, develops and manufactures advanced information technology software, exclusively focused on the emergency medical services (EMS) market, became a wholly owned subsidiary of the Company through the exchange of approximately 410,000 shares of the Company's common stock for all of the outstanding stock of Pinpoint. The accompanying supplemental financial statements are based on the assumption that the companies were combined for all periods presented, and financial statements of prior years have been restated to give effect to the combination. The accompanying supplemental condensed combined financial statements reflect the combined historical results of ZOLL Medical Corporation and Pinpoint for the nine months ended July 3, 1999 and June 27, 1998. These supplemental financial statements are supplemental to, rather than in place of, the historical financial statements. The supplemental financial statements will become the historical financial statements upon issuance of the interim financial statements of Zoll Medical Corporation for the quarter ended January 1, 2000.

6. The following unaudited pro forma information has been prepared assuming Pinpoint had been acquired as of the beginning of the periods presented. The pro forma information is presented for information purposes only and is not necessarily indicative of what would have occurred if the acquisition had been made as of those dates. In addition, the pro forma information is not intended to be a projection of future results and does not reflect synergies expected to result from the integration of Pinpoint and the Company's Westech business.

     The pro-forma tax adjustment assumes Pinpoint was a taxable entity subject to tax at ZOLL's incremental tax rate for the periods presented.


                                                      July 3,
                                                       1999
                                                      -------

     Combined net income                              $3,172
     Income tax adjustment
       on Pinpoint's net income                          381
                                                      ------
     Pro forma combined net income                    $2,791
                                                      ======

     The pro-forma information for the nine-months ended June 27, 1998 was not presented as the pro-forma information for the year ended September 26, 1998 disclosed in the audited supplemental combined financial statements for the year ended September 26, 1998 is more meaningful.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

NINE MONTHS ENDED JULY 3, 1999 COMPARED TO NINE MONTHS ENDED JUNE 27, 1998

Basis of Presentation:

On October 15, 1999, the Company acquired Pinpoint Technologies, Inc. (Pinpoint) in a business combination accounted for as a pooling of interests. Pinpoint, which creates, develops and manufactures advanced information technology software, exclusively focused on the emergency medical services (EMS) market, became a wholly owned subsidiary of the Company through the exchange of approximately 410,000 shares of the Company's common stock for all of the outstanding stock of Pinpoint. The accompanying supplemental financial statements are based on the assumption that the companies were combined for all periods presented, and financial statements of prior years have been restated to give effect to the combination. The accompanying supplemental condensed combined financial statements reflect the combined historical results of ZOLL Medical Corporation and Pinpoint for the nine months ended July 3, 1999 and June 27, 1998. These supplemental financial statements are supplemental to, rather than in place of, the historical financial statements. The supplemental financial statements will become the historical financial statements upon issuance of the interim financial statements of Zoll Medical Corporation for the quarter ended January 1, 2000.

The Company's net sales increased 35% to $54,809,000 for the nine months ended July 3, 1999 from $40,699,000 for the nine months ended June 27, 1998. The Company's sales growth was driven primarily by increasing demand for the M-Series line of defibrillators/pacemakers. Sales growth also reflected enlargement of the North American sales force. North American sales increased 36% to $45,019,000 from $33,159,000 for the comparable period last year. Equipment sales to the North American hospital market increased 56% to $20,295,000 while pre-hospital equipment sales increased 15% to $10,054,000. International sales increased 30% to $9,791,000.

Gross margin for the period of 59% remained relatively consistent with the prior year.

Selling and marketing expenses decreased as a percentage of sales to 32% from 35%. Selling and marketing expenses increased 24% to $17,409,000 due primarily to the increased size of the North American sales force following its reorganization during the second half of 1998

General and administrative expenses decreased as a percentage of net sales to 10% from 11%. General and administrative expenses increased 19% to $5,473,000. The decrease in the general and administrative expenses as a percentage of sales reflects the absorption of relatively fixed operating expenses by increased sales volume and the continues emphasis on expense controls.

Research and development expenses decreased as a percentage of net sales to 9.5% from 12.5%. Research and development expenses increased 3% to $5,226,000 from $5,093,000 for the comparable prior year period. Expenditures in 1999 related to planned spending on development of patented biphasic technology and new and forthcoming releases of additional models of the M-Series were offset by a decrease, as compared to the third quarter 1998, resulting from expenditures preceding the release of the M-Series platform in the fourth quarter of 1998.

LIQUIDITY AND CAPITAL RESOURCES

The Company's cash and cash equivalents at July 3, 1999 totaled $1,012,000 compared with $5,521,000 at September 26, 1998, a decrease of $4,509,000.

Cash used in operating activities for the nine months ended July 3, 1999 totaled $1,724,000 while cash generated over the same period in 1998 totaled $3,414,000. The increased cash usage was primarily attributable to an increase in accounts receivable and an increase in inventories. The increase in accounts receivable reflected both overall sales growth and significant shipments in the latter part of the third quarter of 1999. The increase in inventory, which moderated during the third quarter, reflected the recent introduction of the M-Series product line. During this period of introduction, the Company's mix of product shipments is shifting and the Company is carrying a broader mix of product in inventory to meet its customer needs. The Company expects both accounts receivable and inventory to moderate during the fourth quarter of 1999.

The amount of cash required to fund investing activities remained consistent in the nine months ended July 3, 1999 compared to the same period in 1998.

Cash provided by financing activities increased by $689,000 during the nine months ended July 3, 1999 compared to the same period in 1998. This increase resulted from the temporary use of the credit line and the exercise of stock options.

The Company maintains a working capital line of credit with its bank. Under this working capital line, the Company may borrow on a demand basis. Currently, the Company may borrow up to $6,000,000 at an interest rate equal to the bank's base rate (currently 7.75%) or LIBOR plus 2%.

The Company expects that the combination of the existing cash balances, cash generated from operations and its existing line of credit will be adequate to meet its liquidity and capital requirements for the foreseeable future.

YEAR 2000

Year 2000

Introduction: Many computer and software systems in use today are not designed to process date information after 1999. This deficiency results from the inability of most computer programs that perform arithmetic and logic operations after this date to use only the last two digits of the year when they make their calculations. If not corrected, this year 2000 problem could cause computer applications and other equipment used and manufactured by the Company, its suppliers and its customers to fail to operate properly.

Year 2000 Project: In early 1998, the Company began a project to assess its potential vulnerability to the year 2000 problem and to minimize the effect of the problem on its operations. The project addresses five major areas of the business at each of its locations: business systems, including management information systems; factory and facilities equipment, including equipment that uses a computer to control its operation either for producing end product or to supply services; products, including equipment and software supplied to customers; suppliers, including businesses that provide service and raw materials to the Company; and customers.

The Company has completed a review of its business systems with regard to year 2000 compliance and will either replace or correct through programming modifications those official computer systems that have been found to have date related deficiencies. The Company's information technology systems were upgraded with vendor supplied year 2000 software packages. Although the Company is testing these systems, there can be no assurance that these systems will function properly in an operational environment. The Company expects to complete testing of these systems by December 31, 1999. The Company is also assessing factory, facility and telecommunication systems and equipment used to support manufacturing processes. The Company has assessed the year 2000 readiness of the equipment used in the manufacturing and testing of its products and believes this equipment to be year 2000 compliant, but there can be no assurances that the tests performed adequately ensure that such equipment will not experience year 2000 failure. In addition, the Company is assessing the readiness of third parties (vendors, customers, etc.) that interact with the Company's systems. The Company has tested its products and has found them to be year 2000 compliant. It is possible that this testing did not identify problems that might still occur in an operational environment.

Year 2000 Costs: External and internal costs specifically associated with modifying internal use software for year 2000 compliance are expensed as incurred. To date, those costs have totaled less than $600,000. Based upon currently available information, the Company expects the total costs of addressing the potential year 2000 issues to be less than $750,000. The Company does not expect the costs of addressing potential year 2000 problems to have a material adverse effect on the Company's financial position, results of operations or liquidity in future periods.

Risks and Contingency Plans: The Company relies on a variety of either single or critical source vendors in the production of its products. The Company anticipates a reasonably worst case scenario to be the failure of a single or critical source vendor to be year 2000 compliant. Such failure might cause the third party vendor to be unable to supply critical components or other resources that would have a material adverse affect on the Company.

If not remediated, year 2000 issues have the potential to severely disrupt the Company's operations and to adversely affect its financial condition. While the Company may monitor the readiness for the year 2000 of its suppliers and its customers, it has very limited ability to assure year 2000 readiness by such parties. The failure of any supplier or customer to ensure its own year 2000 readiness could have a material adverse impact on the Company. There can be no assurance that third party suppliers will not experience unforeseen difficulties and be unable to supply components of the Company's products or that third party providers of the hardware upon which its software runs will not be materially harmed by year 2000 problems and be unable to continue to provide such hardware to the Company. Year 2000 problems could cause the Company's banks to experience disruptions, which could adversely affect operations. Year 2000 problems could also adversely affect customers and their ability to pay the Company, which would adversely affect operating results. The Company could also be affected by the failure of government agencies on which the Company depends to maintain services essential to operations and the failure of the airline industry on which the Company relies to support the activities of the sales force. The Company could also be harmed materially by any significant economic, financial market or infrasturcture disruption attributable to year 2000 problems. The Company is finalizing contingency plans to cover situations in which year 2000 problems arise despite its efforts. These plans are expected to be ready by December 31, 1999.

LEGAL AND REGULATORY AFFAIRS

The Company is involved in the normal course of its business in various litigation matters and regulatory issues, including product recalls. Although the Company is unable to determine at the present time the exact amount of any impact in any pending matters, the Company believes that none of the pending matters will have an outcome material to the financial condition or business of the Company.

SAFE HARBOR STATEMENTS

Except for the historical information contained herein, the matters set forth herein are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. Such risks and uncertainties include, but are not limited to: product demand and market acceptance risks, the effect of economic conditions, results of pending or future litigation, the impact of competitive products and pricing, product development and commercialization, technological difficulties, the government regulatory environment and actions, trade environment, capacity and supply constraints or difficulties, the results of financing efforts, actual purchases under agreements, year 2000 issues, including expectations of readiness, and the effect of the Company's accounting policies.